Exhibit 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE

Cheniere Partners Announces Early Tender Results of Cash Tender Offer

and Consent Solicitation For Any and All

of its 5.250% Senior Notes Due 2025

Houston, Texas – March 11, 2021 – Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE American: CQP) today announced the early tender results as of 5:00 p.m., New York City time, on March 10, 2021 (the “Early Tender Deadline”) of its previously announced tender offer to purchase for cash any and all of its outstanding 5.250% Notes due 2025 (the “Notes”) and solicitation of consents (the “Consents”) from holders of the Notes (the “consent solicitation”) to the proposed amendment to the indenture with respect to the Notes.

The terms and conditions of the tender offer and consent solicitation are described in an Offer to Purchase and Consent Solicitation Statement, dated February 25, 2021.

The aggregate principal amount of Notes validly tendered and not validly withdrawn at or prior to the Early Tender Deadline (the “Early Tender Notes”), as well as the percent of the aggregate principal amount of Notes outstanding constituting Early Tender Notes, is set forth in the table below. The consideration being offered for any such Early Tender Notes accepted for purchase in the tender offer and consent solicitation is also set forth in the table below:

Series of Notes	CUSIP Numbers	Aggregate Principal Amount Outstanding	Aggregate Principal Amount of Early Tender Notes	Percent of Outstanding Principal Amount Tendered	Tender Consideration(1)	Early Tender Premium	Total Consideration (1)(2)
5.250% Notes due 2025	16411QAB7 U16353AA9	$1,500,000,000	$741,572,000	49.44%	$977.27	$50.00	$1,027.27

(1)

Per $1,000 principal amount of Early Tender Notes accepted for purchase by Cheniere Partners. Excludes accrued and unpaid interest, which will be paid on Notes accepted for purchase as described below.

(2)	Includes the $50.00 early tender premium for the Early Tender Notes accepted for purchase.

The tender offer and consent solicitation will expire at 12:01 a.m., New York City time, on March 24, 2021, unless extended, earlier expired or terminated by Cheniere Partners (such time and date, as the same may be extended, earlier expired or terminated by Cheniere Partners in its sole discretion, subject to applicable law, the “Expiration Date”). No tenders submitted after the Expiration Date will be valid. Subject to the terms and conditions of the tender offer and consent solicitation, holders of the Early Tender Notes will receive the total consideration, which includes the early tender premium for the Notes of $1,027.27 per $1,000 principal amount of Notes tendered. Holders who validly tender their Notes and deliver their Consents after the Early Tender Deadline and at or prior to the Expiration Date will be eligible to receive only the tender consideration, as set forth in the table above. Accrued and unpaid interest will be paid on all Notes validly tendered and accepted for purchase from the last interest payment date up to, but not including, the applicable settlement date.

The Early Settlement Date (as defined in the Offer to Purchase and Consent Solicitation Statement) for the Early Tender Notes is expected to be on March 11, 2021. Any Notes validly tendered and related Consents validly delivered after the Early Tender Deadline may not be withdrawn or revoked, except as required by law. Subject to the satisfaction or waiver of the conditions to the tender offer and consent solicitation, Cheniere Partners expects to accept for purchase any remaining Notes that have been validly tendered and not validly withdrawn after the Early Tender Deadline and at or prior to the Expiration Date promptly following the Expiration Date on the Final Settlement Date (as defined in the Offer to Purchase and Consent Solicitation Statement), which is expected to occur promptly following the Expiration Date.

In addition, holders of all Notes validly tendered and accepted for purchase pursuant to the tender offer and consent solicitation will receive accrued and unpaid interest on such Notes from the last interest payment date with respect to such Notes to, but not including, the Early Settlement Date or the Final Settlement Date, as applicable.

Cheniere Partners’ obligations to accept Notes and Consents on the Early Settlement Date or the Final Settlement Date, as applicable, are subject to, and conditioned upon, the satisfaction or waiver of certain conditions described in the Offer to Purchase and Consent Solicitation Statement, including, among others, Cheniere Partners consummating the Financing Condition (as defined in the Offer to Purchase and Consent Solicitation Statement) on terms satisfactory to it, and having funds available therefrom that will allow it to purchase the Notes pursuant to the tender offer and consent solicitation.

Cheniere Partners has retained J.P. Morgan Securities LLC to act as the dealer manager and solicitation agent and Ipreo LLC to act as the tender and information agent for the tender offer and consent solicitation. For additional information regarding the terms of the tender offer and consent solicitation, please contact J.P. Morgan Securities LLC collect at (212) 834-2045 or toll-free at (866) 834-4666. Requests for copies of the Offer to Purchase and Consent Solicitation Statement and questions regarding the tendering of notes and delivery of consents may be directed to Ipreo LLC at (212) 849-3880 (for banks and brokers) or (888) 593-9546 (all others, toll-free) or email ipreo-tenderoffer@ihsmarkit.com.

This press release is for informational purposes only and does not constitute an offer to purchase securities or a solicitation of an offer to sell any securities or an offer to sell or the solicitation of an offer to purchase any securities nor does it constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is unlawful.

None of Cheniere Partners, the tender and information agent, the dealer manager and solicitation agent or the trustee (nor any of their respective directors, officers, employees or affiliates) makes any recommendation as to whether holders should tender their Notes pursuant to the tender offer and deliver any related consents, and no one has been authorized by any of them to make such a recommendation. Holders must make their own decisions as to whether to tender their Notes, and, if so, the principal amount of Notes to tender.

Forward-Looking Statements

This press release contains certain statements that may include “forward-looking statements.” All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, statements regarding Cheniere Partners’ business strategy, plans and objectives, including statements regarding the intended conduct, timing and terms of the tender offer and consent solicitation, related financing plans and any future actions by Cheniere Partners in respect of the Notes. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

Cheniere Partners Contacts

Investors
Randy Bhatia	713-375-5479
Megan Light	713-375-5492
Media Relations
Eben Burnham-Snyder	713-375-5764
Jenna Palfrey	713-375-5491